Exhibit 10.38

Agreement for Repayment of Relocation Expenses

As part of your job offer with Clarios (the Company), you are being offered a relocation package to support moving you and any accompanying family from your current residence to a new residence closer to your new work location. Acceptance of any associated job offer assumes you understand the need to relocate.

The Company has retained the services of an independent relocation management firm to assist you with your relocation. This management firm will help you with the selection of all relocation suppliers including real estate agents, household goods movers, temporary living accommodations, etc. as well as help you with the home selling process or transitioning to a new apartment or living quarters. Details regarding the services you are being offered as part of this relocation are in a policy document that will be provided to you with your offer letter.

If you decide to utilize any benefit under this policy, you agree that, in the event that you voluntarily terminate your employment with the Company or are terminated for cause prior to two (2) years from the effective date of hire, transfer or job change associated with the move as documented in your digital employment record or its equivalent, you will reimburse the Company for the costs of the relocation benefits received, including all tax gross up amounts paid on your behalf as follows:

•	Repay 100 percent of the relocation expenses previously reimbursed or paid by Clarios if you leave during the first 12 months; or

•	Repay 50 percent of all incurred costs if you leave during months 13 through 24 months.

Nothing in this Agreement is intended to create a contract of employment by Clarios or to modify the at-will basis of your employment. By signing this document you also agree you have read and understand and acknowledge that you are not obligated to utilize any relocation assistance offered. Relocation services will not be started without a signed repayment agreement.

/s/ Elizabeth C. Powers
Signature

Elizabeth C. Powers
Print Name

4/19/22	?	[From Workday?
Date	Employee ID	ISU-WD-SNOW-37]